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                                                 EXHIBIT 11
                                  COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                           For the Period Ended
                                                                                March 31
                                                                        --------------------------
                                                                            1996          1995
                                                                        ------------  ------------
Earnings per common and common equivalent share

Net loss available to common and equivalent shares                      $(2,733,940)  $(  314,923)
                                                                          =========     =========
Weighted average common shares outstanding                                2,971,400     1,632,776
Adjustments
  Assumed issuance of shares purchased under stock
    option and stock purchase plans                                           1,018             -
  Assumed exercise of warrants and other options                             38,998             -
  Assumed conversion of:
    Class A Variable Rate Cumulative Convertible Preferred Stock            559,368             -
    Class B Variable Rate Cumulative Convertible Preferred Stock                  -       339,043
                                                                          ---------     ---------
Total common and equivalent shares                                        3,570,784     1,749,043
                                                                          =========     =========
Loss per common and equivalent share                                    $(      .77)  $(      .18)
                                                                          =========     =========

Fully diluted earnings per common and common equivalent share

Net loss available to common and equivalent share                       $(2,733,940)  $(  314,923)
                                                                          =========     =========
Weighted average common shares outstanding                                2,971,400     1,632,776
Adjustments
  Assumed issuance of shares purchased under stock
    option and stock purchase plans                                           2,632             -
  Assumed exercise of warrants and other options                             51,120             -
  Assumed conversion of:
    Class A Variable Rate Cumulative Convertible Preferred Stock            559,368             -
    Class B Variable Rate Cumulative Convertible Preferred Stock                  -       339,043
                                                                          ---------     ---------
Total common and equivalent shares                                        3,584,520     1,749,163
                                                                          =========     =========
Loss per common and equivalent share after preferred dividends          $(      .76)  $(      .18)
                                                                          =========     =========
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